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                                                                   Exhibit 10.15

THIS AGREEMENT is made this 25th day of July 2002 between:

(1) AVECIA LIMITED, acting through its Avecia Biotechnology business of Hexagon House, Blackley, Manchester, M9 8ZS, England ("Avecia"); and

(2) INSMED INCORPORATED of 4851, Lake Brook Drive, Glen Allen, VA 23060, USA ("Insmed").

WHEREAS

A Avecia has experience and knowledge with regard to process development and manufacture of recombinant proteins.

B Insmed is carrying out research and development in relation to the Product (as defined below) with a view to conducting clinical trials and commercial launch of a new drug.

C Insmed wishes Avecia to carry out a programme for the further development, scale up and manufacture of the End Product to support clinical trials and future commercial launch of new drugs.

D The Feasibility Study (as defined below) was commenced under the Letter of Intent and it is intended that the Feasibility Study, the Development Programme and the GMP Stage (all as defined below) shall be carried out and completed under the terms of this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.   Definitions:

     Affiliate                      any corporation, association or other
                                    business entity which directly or indirectly controls, is controlled by or is under common control with Avecia or Insmed and "control" shall mean the legal power to direct or cause the direction of the general management and policies of such entity whether through the ownership of at least
                                    50% of voting securities or capital stock of such business entity or any other comparable equity or ownership interest with respect to a business entity other than a corporation.

     Avecia  Default                failure by Avecia to progress the
                                    Programme (including without limitation
                                    failure to use GMP) and any other failure to discharge its obligations hereunder, or negligence or wilful malfeasance by Avecia in carrying out the Programme, except that discovery of a factor which affects the Process or production of the End Product which was not known and could not reasonably have been known at the commencement of the Programme shall not be considered to be an Avecia Default.

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     Background                     any Intellectual Property owned by or in the
     Intellectual                   possession  of a party (and to
     Property                       which that party has the necessary
                                    rights) at the Commencement Date of this Agreement or Intellectual Property developed independently of the Programme by any employee of that party without reference to any of the Confidential Information disclosed by the other party.

     Cancellation Fee               a sum calculated in accordance with
                                    Schedule 7, payable on termination in
                                    respect of cancellation of the GMP Stage.

     Cell Banks                     the Master Cell Bank and the Working
                                    Cell Bank together.

     Commencement                   12th November 2001.
     Date

     Completion                     completion of the Programme as defined in
                                    Clause 2.2.

     Confidential                   any technical and commercial information
     Information                    relating Information to the Programme and
                                    any other information of a confidential
                                    nature disclosed (whether disclosed in
                                    writing, verbally, by way of sample or by any other means and whether directly or indirectly) by either party ("the Disclosing
                                    Party") to the other ("the Receiving
                                    Party"), including and without limitation any information relating to the Disclosing
                                    Party's business affairs.

     Confidentiality                the confidentiality agreement entered into
     Agreement                      between the parties dated 10th May 2001.

     Defective Product              a quantity of the End Product which
                                    does not comply with the appropriate
                                    Specification or which has not been
                                    manufactured in accordance with ISO9001 or GMP, as appropriate.

     Development                    the programme for development and scale up
     Programme                      of the  Process intended to be used
                                    during the GMP Stage as outlined in Schedule
                                    5 and as amended in accordance with the
                                    provisions of Clause 2.5.

     End Product                    SomatoKine(R), being a combination
                                    of insulin-like growth factor-I (IGF-1) and insulin-like growth factor binding protein-3
                                    (BP3) or BP3 individually, when produced to Insmed's Specification under Schedule 1 as a drug substance.

     Feasibility                    the study to ascertain the feasibility of
     Study                          developing the existing process to
                                    manufacture the End Product foruse in Phase
                                    II and Phase III clinical trials and
                                    commercial scale as outlined in Schedule 4 and as amended in accordance with the provisions of Clause 2.5.

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     Force Majeure                  any cause beyond the reasonable control of
                                    the party in question which for the
                                    avoidance of doubt and without prejudice to the generality of the foregoing shall include governmental actions, war, riots, civil commotion, fire, flood, epidemic, labour disputes (excluding labour disputes involving the work force or any part thereof of the party in question), restraints or delays affecting shipping or carriers, currency restrictions and act of God.

     GMP current good manufacturing practice and standards as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (Principles and guidelines of good manufacturing practice for medicinal products) and in the Current Good Manufacturing Practice Regulations to the US Code of Federal Regulations Title 21 as referenced in Schedule 9 in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, Q7A and subject to any arrangements, additions or clarifications agreed from time to time between the parties in the QA Agreement.

     GMP Stage                      manufacture of the End Product at [REDACTED]
                                    litre scale in accordance with GMP in
                                    Avecia's Advanced Biologics Centre as
                                    outlined in Schedule 6 and as amended in accordance with the provisions of Clause
                                    2.5.

     Insmed                         Products, End Product, rhIGF-1 and rhIGFBP3
     Materials                      protein samples, cell banks and all other
                                    associated project materials.

     Intellectual                   all know-how, inventions, discoveries,
     Property                       devices, data, patents, designs, copyrights,
                                    or other industrial or intellectual property in all applications therefore.

     JPMC the joint programme management committee set up by Avecia and Insmed to oversee the conduct of the Programme, having the constitution referred to in Clause 2.6.

     Letter of Intent               the letter dated 12th November 2001
                                    confirming the terms on which the
                                    Feasibility Study was started by Avecia.

     Master Cell Bank               the master cell bank produced during the
                                    Development Programme, in accordance with
                                    ICH cell substrate guidelines.




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     Milestones                     the schedule of milestones intended to be
     Appendix achieved during the Programme and attached at Schedules 4, 5 & 6.

     New Intellectual               Intellectual Property arising during and as
     Property                       a direct result of the Programme.

     Nominated                      any manufacturer other than Avecia,
     Manufacturer                   nominated by or partnered with Insmed to
                                    carry out manufacture of the End Product.

     pPoP(TM) System                the system for expression of genes in
                                    micro-organisms claimed in patent
                                    application WO9905297 owned by AstraZeneca
                                    AB and licensed (with rights to sublicense) to Avecia under an agreement between Avecia and Zeneca Limited (assigned to AstraZeneca
                                    UK Limited) and dated 30th June 1999, and further developed by Avecia though ongoing project work.

     Process                        the process for manufacture of the End
                                    Product.

     Products Insmed's proprietary proteins, the derivatives thereof and the respective DNA coding sequences and constructs, including Dsb-3C protease, Dsb-3C-IGF-I,
                                    Ubiquitin-3C-IGF-I, rhIGF-I (hereafter
                                    IGF-I), rhIGFBP-3 (hereafter BP-3), and
                                    SomatoKine(R), being a combination of
                                    insulin-like growth factor-I and
                                    insulin-like growth factor binding
                                    protein-3.

     Programme                      the Feasibility Study, the Development
                                    Programme and the GMP Stage.

     Programme                      means a document in the form set out in
     Amendment Order                Schedule 3 detailing changes to the
                                    Programme or to the Specification agreed and signed by both parties.

     QA Agreement                   the document agreed by the parties setting
                                    out:

                                    (i)     the mutually agreed quality
                                            standards applicable for the
                                            manufacture of the End Product; and

                                    (ii)    the roles and responsibilities of
                                            each party's personnel in relation
                                            to quality assurance matters

                                    a copy of which is attached at Schedule 2.

     Specification                  the specification for the End Product to be
                                    manufactured during the Development
                                    Programme and GMP Stage and attached at
                                    Schedule 1, or such revised specification as may be agreed by the parties in a Programme
                                    Amendment Order and in accordance with the QA Agreement.

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     Technical Transfer             communication of Insmed's existing process
                                    for production of the Products to Avecia.

     Third Party                    any person other than the parties or their
                                    respective Affiliates.

     Working                        the working cell bank(s) produced during the
     Cell Bank(s)                   Development Programme or preparatory to
                                    clinical drug substance manufacture, in
                                    either case subject to GMP.





2.   Performance of the Programme

     2.1 QA Agreement. Avecia will carry out the work as detailed in the Programme under GMP and its ISO9001 compliant quality system. In order for Avecia to carry out the Programme, each party shall fulfil its responsibilities as set out in the QA Agreement.

     2.2 Programme Details. The Programme has three stages and shall be conducted as follows:

          (a)  Stage 1 - The Feasibility Study

               (i)  The Feasibility Study commenced on the Commencement Date.

               (ii) The Feasibility Study shall be deemed to be complete when
                    Avecia has notified Insmed that it has completed the Feasibility Study and delivered to Insmed the material and documentation set out in the Milestones Appendix in respect of the Feasibility Study, and such performance is mutually agreed by the JPMC.

          (b)  Stage 2 - The Development Programme.

               (i) Following completion of the Feasibility Study, the parties shall jointly determine whether the Feasibility Study has been successful and indicates that there is scope for further development of the Process.

               (ii) If the parties agree that the Feasibility Study has been successful, Avecia shall commence the Development Programme, including the production of the Cell Banks in accordance with the requirements set out therefor in Schedule 8.

              (iii) Subject to Clause 2.2(b)(iv), the Development Programme
                    shall be complete when Avecia notifies Insmed that it has completed manufacture of the Product in accordance with the Specification at [REDACTED] litre scale, tested such manufactured Product, and provided Insmed with (i) analytical data in a form to be agreed and (ii) revised cost models for manufacture of the

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                    Product at large scale, and such performance is mutually
                    agreed by the JPMC.

               (iv) The parties anticipate that further work will need to be carried out during the Development Programme, the exact nature of which is not certain at the date of this Agreement. Such further work shall be carried out subject to agreement under Clause 2.5.

          (c)  Stage 3 - GMP Stage

               (i) Avecia shall commence the GMP Stage following completion of the Development Programme.

               (ii) The GMP Stage shall be complete when Avecia notifies Insmed that it has completed manufacture of the End Product in accordance with the Specification in its Advanced Biologics Centre at [REDACTED] litre scale, tested such manufactured End Product, delivered the End Product so manufactured in accordance with Clause 4 and provided Insmed with (i) a certificate of analysis showing that the End Product manufactured during the GMP Stage accords to the Specification and (ii) a batch production record on such activities, and such performance is mutually agreed by the JPMC.

              (iii) The Programme shall be complete when the GMP Stage has been completed, and the parties have agreed whether the Master Cell Bank is to be shipped to Insmed or whether it is to be stored by Avecia under Clause 4.2.

2.3 Conduct of the Programme. For the avoidance of doubt, it shall not be considered a breach of this Agreement by Avecia if an objective of the Programme is not achieved:

     (a) so long as Avecia uses its best commercial endeavours to perform its obligations; or

     (b)  due to delay caused or contributed to by Insmed.

     The parties acknowledge that, having regard to the fact that the work to be performed hereunder is by its nature developmental, Avecia does not guarantee to Insmed the achievement of each individual milestone, or a successful outcome for the overall Programme.

2.4 Information Exchange. The parties shall conduct regular information exchanges in a manner to be agreed between the parties to enable ongoing review of the Programme and its continuation. Each party shall nominate a key point of contact for such information exchange. At the date of this Agreement, the points of contact are as follows:

     (a)  for Avecia - Dr I Hodgson, Project Manager; and

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     (b)  for Insmed - Dr. Andreas Sommer , Project Manager.

2.5 Programme Amendment Orders. The parties may agree to vary any element of the Programme, including the Specification or sums to be paid under Clause 3, provided that such variation is made in writing in a Programme Amendment Order. The parties recognise that, in the event that Insmed requires Avecia to carry out additional or different development work to that specified in Schedules 4 & 5, the work carried out under the Programme may require changes which may cause a change in the payments set out in Schedules 4, 5 or 6 appended hereto, as appropriate. The Specification shall be subject to review and possible revision in accordance with this Clause 2.5, in light of process experience or pursuant to a requirement of a regulatory authority.

2.6 Joint Programme Management Committee. Insmed and Avecia shall each appoint at least two (2) managers to the JPMC. The number of members appointed by each of Insmed and Avecia may be more than two, but shall always be an equal number appointed by each party. The committee shall regularly review progress towards agreed milestones and resolve any issues arising due to variance from agreed deliverables that cannot be resolved in the normal course of project team meetings. The JPMC shall make earnest, timely efforts to resolve issues to mutual satisfaction and agree upon such Programme Amendment Orders as are needed to advance the Programme.

     If the JPMC cannot reach mutually agreeable resolution on an issue(s) affecting critical deliverables or associated payments, the matter shall be referred by the JPMC to the CEO and VP of the respective parties under Clause 19.2 for final resolution. At the date of this Agreement, the JPMC members are as follows:

     (a) for Avecia - Dr I Hodgson, Project Manager; Mr. Ryan Scanlon, Key Account Manager; and Mr. David Byrom, Project Manager.

     (b) for Insmed - Robert Falconer, VP Technical Operations; Dr. Steven Ye, Director Biologics Programme; and Dr. Andreas Sommer, Principal Scientist.

2.7. Technical Assistance. During the Programme and following Completion, Avecia will offer reasonable assistance to Insmed in respect of Insmed's regulatory filing activities for the End Product and the Process both during and after Completion, subject to payment by Insmed of Avecia's reasonable expenses agreed to in advance and in writing between the parties.

2.8 Future Manufacture. At the date of this Agreement, it is the parties' intention that Avecia shall carry out manufacture of the End Product in Avecia's Multiplex facility on behalf of Insmed at a commercial scale following Completion for use in Phase III clinical trials and commercial launch of the End Product. The parties agree to continue negotiations in good faith with a view to agreeing the terms of an agreement to

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     govern manufacture by Avecia and supply to Insmed of Insmed's and any of
     Insmed's licensees' requirements for the End Product as soon as possible following signature of this Agreement.

3.   Payments

3.1 Total Payment Due. In consideration of Avecia carrying out the research, development, manufacturing and other activities pursuant [REDACTED] to the Programme, Insmed shall pay to Avecia the sum of [REDACTED] US Dollars (US$[REDACTED]).

     Such sum has been paid and shall be paid in the instalments set out in Schedules 4, 5 and 6 when Avecia notifies Insmed that the Programme milestones, with associated benchmarks set out in those Schedules have been achieved, and such achievement is mutually agreed by the JPMC.

3.2  Stage 1 - Feasibility Study, Major Milestones
     (Details and Payments in Schedule 4)
     (a)  Commencement Fee on Commencement Date. (Paid)

     (b) Mutually agreed completion of the Technical Transfer to enable development work under the Feasibility Study to commence. (Paid)

     (c) Completion of construct re-engineering for IGF-I, BP3 and associated process improvements - see Schedule 4 for details

3.3  Stage 2 - Development Programme, Major Milestones
     (Details and Payments in Schedule 5)
     (a)  Completion of four (4) replicate runs at [REDACTED]  litre scale.

     (b)  Completion of downstream purification process development.

     (c)  Completion of duplicate runs on downstream purification.

     (d)  Completion of new construct description on fermentation batch records.

     (e) Completion of development and scale up of the Process by carrying out duplicate runs at [REDACTED] litre scale, with analytical data in a form to be agreed.

     (f) Completion of refined cost sensitivity models and the final feasibility report.

3.4  Stage 3 - the GMP Stage, Major Milestones (Details and Payments in Schedule
     6)
     (a) Preparation of Avecia's Advanced Biologics Centre and GMP documentation and transfer of the Process in order to carry out development work for production of the End Product in Avecia's Advanced Biologics Centre.

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          (b)  GMP manufacture of the End Product.

     3.5 Excluded Items. The sums set out in Schedules 4, 5, and 6, pursuant to Clauses 3.1 - 3.4 above do not include:

          (a) any capital costs for new process specific equipment which may be required to operate the Process; or

          (b) costs actually incurred by Avecia for major consumable items (including, without limitation, costs associated with chromatography resins, filtration membranes, and chemical raw material costs) involved in the manufacturing process.

          Avecia shall obtain Insmed's approval in writing prior to incurring such costs in Clauses 3.5 (a) and (b). If such approval is given, the provisions of Clause 3.6 will apply.

     3.6 Fees for Excluded Items. Avecia shall invoice Insmed for further sums for development work and consultancy to cover management, administration and quality control activities. These further sums shall equal the cost which Avecia incurs in respect of capital items and consumables under Clauses 3.5(a) and (b), plus, in the case of consumables intended to be used during the GMP Stage, a sum equivalent to [REDACTED]% of the cost of such consumables and in the case of capital items requiring validation and installation, a sum equivalent to [REDACTED]% of the cost of such capital items, subject to Insmed approval in advance of the associated installation and validation expenses for capital items.

     3.7 Issue of Invoices. Avecia shall issue invoices for the sums set out in Schedules 4, 5, and 6, pursuant to Clauses 3.1 to 3.4 and 3.6 above as such sums fall due and Insmed shall pay such sums within 30 days of the date of the relevant invoice.

     3.8 Bank Account Details. All amounts payable to Avecia under this Agreement shall be paid in US dollars and credited by bank transfer to Chase Manhattan Bank, New York, for Account Chase Manhattan Bank, London CHASGB2L), in favour of Avecia Limited trading as Avecia Biocides, Effects and Fine Chemicals. Account Number 23075411.

     3.9 Value Added Tax. All sums payable under this Agreement are stated exclusive of any VAT which may be payable and which shall be for the account of Insmed.


4.   Delivery of End Product and Cell Banks

     4.1 Delivery of Material. Subject to the provisions of Clauses 4.3 and 4.4 in relation to storage, delivery of all material, including the End Product manufactured during the Programme and reserve samples of the Cell Banks, will be made EXW Avecia's Billingham facility (Incoterms
          2000).

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     4.2  Packing. If requested, Avecia shall arrange for packing of the material delivered under Clause 4.1 at Insmed's expense and shall comply with all reasonable requirements of Insmed, including GMP in packing the material. Risk and title in respect of all material supplied to Insmed under this Agreement shall pass on delivery at Avecia's Billingham facility.

     4.3 Storage of the End Product. Insmed shall have an option to request that Avecia store the End Product, subject to written agreement on the terms of such storage, including fees and liability for such storage provided that, in the event that Insmed exercises such option:

          (a) storage shall be at Insmed's expense under conditions to be agreed in writing; and

          (b) storage shall be at Avecia's risk, unless, despite storage in accordance with the conditions agreed under Clause 4.3(a), the End Product alters or deteriorates from its condition at the start of such storage; and

          (c) risk of loss in the End Product shall pass in the event of delivery to Insmed under Clause 4.1 but title will pass on the later of (i) Avecia's notification that the End Product has passed the quality assurance release protocols set out in the QA Agreement or (ii) agreement between the parties that Avecia will store the End Product.

          In the absence of agreement on the terms of such storage, Avecia shall not be obliged to store the End Product and shall deliver it to Insmed subject to the provisions of Clauses 4.1 and 4.2.

     4.4 Storage of Cell Banks. On completion of the Programme, Insmed shall have an option to request that Avecia store the Cell Banks, subject to written agreement on the terms of such storage, including fees and liability for such storage provided that, in the event that Insmed exercises such option:

          (a) storage shall be at Insmed's expense under conditions to be agreed in writing; and

          (b) storage shall be at Avecia's risk, unless, despite storage in accordance with the conditions agreed under Clause 4.3(a), the Cell Banks alter or deteriorate from their condition at the start of such storage; and

          (c) risk of loss in the Cell Banks shall pass in the event of delivery to Insmed under Clause 4.1 but title shall immediately vest in Insmed upon creation of the Cell Banks; and

          (d) Avecia shall submit a reserve sample of both the Master Cell Bank and Working Cell Bank(s) to Insmed, in accordance with agreed written instructions as to quantities, shipment and storage conditions, within thirty (30) days of their creation, at Insmed's risk.

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          In the absence of agreement on the terms of such storage,
          Avecia shall not be obliged to store the Master Cell Bank or the Working Cell Bank and shall deliver them to Insmed subject to the provisions of Clauses 4.1 and 4.2.

5.   Intellectual Property

     5.1 Ownership of Background Intellectual Property. Nothing in this Agreement shall affect the ownership by either party of its Background Intellectual Property.

     5.2 Licence to Intellectual Property for the Programme. Insmed grants to Avecia a non-exclusive, royalty-free licence to use Insmed's Background Intellectual Property and its New Intellectual Property whilst this Agreement remains in force for the sole purpose of carrying out the Programme.

     5.3 New Intellectual Property - pPOP(TM) Technology. All New Intellectual Property which relates to the pPOP(TM) Technology, except where such New Intellectual Property relates solely to the Products or processes solely for the manufacture of the Products, shall be owned by Avecia.

     5.4 New Intellectual Property - Other. All New Intellectual Property not owned by Avecia under Clause 5.3 shall be owned by Insmed.

     5.5  New Intellectual Property - Not Clearly Within Scope of Clauses 5.3 or
          5.4. In respect of New Intellectual Property not clearly falling within the scope of either of Clauses 5.3 or 5.4, the parties shall negotiate in good faith to determine the ownership of such New Intellectual Property

     5.6 Further Assistance. Each party shall, and shall ensure that its employees shall, at the expense of the party owning the New Intellectual Property, perform all acts and execute all instruments necessary to vest in the owning party all rights, title and interest in the registrations together with all patents and patent applications or otherwise for such New Intellectual Property. All legal fees, costs and expenses connected with the filing, prosecution and maintenance of a patent or other protection shall be borne and paid by the party owning such Intellectual Property.

     5.7 Utilisation of Third Party Intellectual Property. In the event that Avecia considers it expedient for the Programme or the Process to utilise Intellectual Property belonging to a Third Party, Avecia shall first notify Insmed in writing and obtain Insmed's written consent for utilisation of such Third Party Intellectual Property in order that terms for access to such Third Party Intellectual Property may be agreed either between such Third Party and Avecia or between such Third Party and Insmed.

     5.8 Utilisation of pPOP(TM) Technology by Insmed or a Nominated Manufacturer. If it is agreed to use the pPoP(TM) Technology at the completion of the Development Programme, the specific details of the licence from Avecia to Insmed to enable Insmed to operate the Process using the pPoP(TM) Technology are to be finalised and the

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          following guidelines shall apply in respect of payment for access thereto: a royalty shall be payable at a rate to be negotiated by the parties relative to sales potential estimated at the completion of Insmed's Phase III clinical programme on the net sales value of sales of the Products manufactured using the Process by Insmed or a Nominated Manufacturer. Such licence shall include a licence under New Intellectual Property owned by Avecia under Clause 5.3.

     5.9 Utilisation of Avecia's Background Intellectual Property. In the event that Avecia decides that it considers it expedient for the Process to utilise part of Avecia's Background Intellectual Property to which Avecia would normally only grant access to a Third Party under a licence, Avecia shall within 30 days of such decision notify Insmed in writing and obtain Insmed's written consent for utilisation of such Background Intellectual Property in the Process. In the event that Insmed consents to use of such Background Intellectual Property, the provisions of Clause 5.10 shall apply. No royalty is payable for Insmed Product manufactured directly by Avecia.

     5.10 Provision of Technical Assistance and Access to Avecia's Intellectual Property. If:

          (a) following Completion, or at any time while this Agreement is in effect Avecia is unable to carry out the Programme due to Force Majeure, or following termination of this Agreement for any reason, Insmed or a Nominated Manufacturer requires Avecia's technical assistance; and/or

          (b) at any time while this Agreement is in effect Avecia is unable to carry out the Programme due to Force Majeure, and Insmed or Nominated Manufacturer requires a licence under Avecia's Background Intellectual Property following consent to the use of such Background Intellectual Property in the Process and under New Intellectual Property owned by Avecia under Clause 5.3, in order to complete or continue the Programme during the existence of such Force Majeure; and/or

          (c) following Completion or following termination of this Agreement for any reason Insmed or a Nominated Manufacturer requires a licence under Avecia's Background Intellectual Property following consent to the use of such Background Intellectual Property in the Process and under New Intellectual Property owned by Avecia under Clause 5.3 to operate the Process and/or manufacture the End Product, then such assistance and/or access shall be provided to Insmed or such Nominated Manufacturer by Avecia subject to agreement of reasonable commercial terms between Insmed and Avecia. Any such negotiations shall be carried out between the parties in good faith. The parties when agreeing the terms of the licence to Avecia's Background Intellectual Property shall take any benefit derived by Avecia from its use of the New Intellectual Property under the licence granted under Clause 5.11 below into consideration.

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     5.11 Licence under Insmed New Intellectual Property. Insmed hereby grants to Avecia a royalty-free, irrevocable, non-exclusive, world-wide licence, with power to sub-license, under process related New Intellectual Property owned by Insmed under Clause 5.4 for use other than for production of the Products.

6.   Warranties, Liability and Indemnity

     6.1  General Warranty. Each party warrants to the other that:

          (a) it has the necessary right and authority to enter into this Agreement and that to the best of its knowledge at the date of this Agreement it is the rightful owner or licensee of all of its Background Intellectual Property; and

          (b) to the best of its knowledge at the date of this Agreement, the use of its Background Intellectual Property made available by it to the other party pursuant to this Agreement for the purposes set out in this Agreement will not infringe the Intellectual Property of a Third Party.

     6.2 Warranty and Indemnity in respect of pPOPTM Technology. Avecia warrants that it is a licensee under patent application WO9905297 and national applications derived therefrom. Avecia shall be liable for and indemnify Insmed against any liability, loss, claim, damage, proceedings and costs whatsoever arising out of any breach of the warranty under this Clause 6.2.

     6.3 Indemnity. Each party ("the First Party") shall be liable for and indemnify the other ("the Second Party") against any liability, loss, claim, damage, proceedings and costs whatsoever arising out of an IP Infringement (as defined below). In the event of an IP Infringement, the Second Party shall:

          (a) give the First Party prompt written notice of any such claim or action;

          (b) (i) give the First Party the sole conduct of the defence and settlement to any claim or action in respect of the IP Infringement, provided, however, that the First Party shall not accept any settlement which imposes liability not covered by this indemnification or restrictions on the Second Party or which would otherwise result in expense to the Second Party without the Second Party's prior written consent, which consent shall not be unreasonably withheld or delayed; and

              (ii) and shall not at any time admit liability or otherwise settle or compromise or attempt to settle or compromise the said claim or action except upon the express instructions of the First Party; and


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          (c)  act in accordance with the reasonable instructions of the First
               Party and give the First Party such assistance as it shall reasonably require in respect of the conduct of such defence.

          For the purposes of this clause, the expression "IP Infringement" shall mean:

          (i) where the First Party is Insmed, an allegation or claim by a Third Party that Avecia's use of Background Intellectual Property provided by Insmed in the performance of the Programme infringes such Third Party's Intellectual Property rights; and

          (ii) where the First Party is Avecia, an allegation or claim by a Third Party that Avecia's use on behalf of Insmed of Background Intellectual Property provided or otherwise used by Avecia in connection with the Programme infringes such Third Party's Intellectual Property rights.

     6.4  Liability for the End Product

          (a) Avecia's liability to Insmed in respect of the End Product manufactured for Insmed shall be limited to ensuring that such End Product complies with the Specification and is manufactured in accordance with ISO 9001 and GMP (as appropriate).

          (b) In the event that the End Product to be delivered to Insmed is a Defective Product, such Defective Product shall not be delivered to Insmed. The following provisions shall apply in the respect of Defective Product:

               (i) In the event that the End Product to be delivered to Insmed is a Defective Product as a result of an Avecia Default, Avecia shall either rework the Defective Product if Insmed consents to such rework, or manufacture a quantity of the End Product to replace the Defective Product as soon as reasonably practicable (and in no event more than 90 days after Avecia realises that such End Product is Defective Product) and at no further cost to Insmed.

               (ii) In the event that the End Product to be delivered to Insmed is a Defective Product other than due to an Avecia Default, the parties shall meet to discuss availability of Avecia's Advanced Biologics Centre for rework of the Defective Product if Insmed consents to such rework, or manufacture of a quantity of the End Product to replace the Defective Product and, subject to Clause 2.5, agree on a revised period during which such rework or manufacture of replacement End Product will take place and the amount payable by Insmed to Avecia in respect of such rework or manufacture.

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          (c)  Subject to Clauses 6.4(d) and (e), Avecia shall not have any liability whatsoever resulting from, and Insmed shall fully indemnify Avecia against all claims, suits, actions, demands, liabilities, expenses and/or losses (including reasonable legal fees) suffered by any Third Party and brought or made against Avecia, its directors, officers or employees, and against all costs incurred in connection therewith, arising out of or resulting from the use of the End Product following delivery.

          (d)  If:

               (i) a Defective Product is delivered to Insmed by Avecia and such Defective Product is a Defective Product as a result of an Avecia Default; or

               (ii) a Third Party claim arises with respect to an End Product as a result of Avecia's gross negligence or wilful malfeasance then Insmed shall not have any liability whatsoever resulting from use of such Defective or End Product, and Avecia shall fully indemnify Insmed against all claims, suits, actions, demands, liabilities, expenses and/or losses (including reasonable legal fees) suffered by any Third Party and brought or made against Insmed, its directors, officers or employees, and against all costs incurred in connection therewith, arising out of or resulting from the use of such Defective Product or End Product.

          (e) Avecia's liability to indemnify Insmed under Clause 6.4(d) in respect of use of Defective Product or End Product shall cease in respect of continuing use by Insmed of the Defective Product or End Product in question following either:

               (i) notification by Avecia to Insmed that the End Product delivered to Insmed is a Defective Product; or

              (ii) Insmed becoming aware that the End Product delivered to Insmed is a Defective Product; or

             (iii) Insmed receiving notification that the End Product is the subject of a Third Party claim.

          (f) Insmed shall not have any liability whatsoever, and Avecia shall be responsible for replacement at cost, of any raw materials, intermediates or End Product lost or stolen within Avecia's own premises prior to delivery of End Product ordered by Insmed, excluding normal in-process losses consistent with GMP manufacture and prior process history.

          (g) Insmed shall not be liable whatsoever for raw materials or consumable items purchased by Avecia in excess of the needs of End Product ordered by Insmed, consistent with GMP, with the exception of specific cases requiring long lead times or

                               - 15 - CONFIDENTIAL
               minimum quantity orders, which shall be approved in writing in advance by Insmed.

     6.5 Liability for the Process. Liability in respect of use or operation of the Process (or any part of the Process), by or on behalf of Insmed shall rest solely on Insmed, except to the extent that Avecia is required to indemnify Insmed in accordance with Section 6.2 or 6.3(e) above or except to the extent that such liability arises from a Third Party claim for property damage or personal injury arising from Avecia's failure to operate the Process in accordance with mutually agreed batch records and standard procedures or methods. Insmed shall indemnify Avecia against any liability, loss, damages, costs, legal costs, professional and other expenses whatsoever incurred or suffered by Avecia arising out of or in respect of use or operation of the Process (or any part of the Process) by or on behalf of Insmed (except to the extent that such loss, damages, costs, legal costs, professional and other expenses arise from a Third Party claim for property damage or personal injury arising from Avecia's failure to operate the Process in accordance with mutually agreed batch records), unless otherwise specifically provided for in any subsequent manufacturing agreement between the parties or Avecia is required to indemnify Insmed in accordance with Section 6.2 or 6.3(e) above.

     6.6 Limitation on Liability. Subject to the unlimited indemnity provisions under Clauses 6.1, 6.2, 6.3, 6.4, liability for consequential losses under Clause 6.7, and breaches of confidentiality under Section 7, Avecia's total liability (whether for breach of contract, negligence, breach of statutory duty and/or other tort, or otherwise) in connection with or as a result of the work carried out under this Agreement shall be limited to the aggregate amount received by Avecia from Insmed under this Agreement during the period of twelve months prior to such liability arising.

     6.7 No Liability for Indirect Losses. Neither party shall be liable to the other for any indirect, consequential or special loss, loss of profits or damage howsoever arising, excluding:

          (a)  all IP Infringement indemnifications;

          (b) product liability claims arising from Avecia delivering Defective Product; or

          (c)  breaches of confidentiality.

7.   Confidentiality

     7.1 Maintenance of Confidentiality. In consideration of the Disclosing Party disclosing the Confidential Information to the Receiving Party, the Receiving Party hereby undertakes to maintain confidential all such Confidential Information and it will accordingly not directly or indirectly use any of the Confidential Information in whole or in part save for the purposes envisaged in this Agreement or disclose any of the Confidential Information to any Third Party other than under and in

                              - 16 - CONFIDENTIAL
          accordance with the terms of Clauses 7.6, 7.7 or 7.8.

     7.2 Use of Insmed Materials. Insmed Materials and project documentation conveyed from Insmed to Avecia shall be used solely for the Programme and held in Avecia's custody, in accordance with the provisions of this Clause 7. Conveyance of any Insmed Materials or project documentation from Avecia to any party other than Insmed requires the express written approval of Insmed.

     7.3 Return or Destruction of Insmed Materials. Avecia agrees to either return or send all Insmed Materials and project documentation containing Insmed's Confidential Information to Insmed or, if Insmed agrees, certify that such Insmed Materials and project documentation have been destroyed within forty-five (45) days of Completion or after termination under Clause 8, subject to payment of any sums owed to Avecia under Clauses 3 or 8. Nothing in this Agreement is to be construed as permitting the granting of any contractual ownership rights, either of Insmed Materials, project documentation or Intellectual Property, to anyone without written authorisation from Insmed, except as expressly provided herein to Avecia.

     7.4 Exceptions. The foregoing restrictions on the Receiving Party shall not apply to any Confidential Information which:

          (a) the Receiving Party can prove was already in its possession and at its free disposal before the disclosure hereunder to it;

          (b) is hereafter disclosed to, purchased or otherwise legally acquired by the Receiving Party by or from a Third Party who has not derived it directly or indirectly from the Disclosing Party under an obligation of confidentiality;

          (c) is or becomes available to the public whether in printed publications or otherwise through no act or default of the Receiving Party in violation of this Clause 7; or

          (d) the Receiving Party can prove to the reasonable satisfaction of the Disclosing Party has been developed independently of the Programme by the Receiving Party without reference to any of the Confidential Information disclosed by the Disclosing Party.

     7.5 Exercise of Reasonable Precautions. In order to secure the obligations set out in this Clause 7 the Receiving Party agrees to exercise every reasonable precaution to prevent and restrain the unauthorised disclosure and use of information subject to confidentiality, including without limitation restricting access to such information to such of its employees as are bound to keep such information confidential and need to have such access for the purpose of this Agreement.

     7.6 Disclosure to Nominated Manufacturer. Insmed shall be entitled to reveal Confidential Information of Avecia to a Nominated Manufacturer, provided that Insmed either:

                              - 17 - CONFIDENTIAL

          (a) does so under confidentiality obligations no less onerous than those contained in this Clause 7; or

          (b) Insmed procures the entry of such the Nominated Manufacturer into a confidentiality agreement with Avecia directly.

     7.7 Disclosure to Affiliates. Either party may disclose Confidential Information to its Affiliates or receive Confidential Information through its Affiliates, and each party confirms that its Affiliates have been made aware of the obligations contained in this Agreement and agree to be subject to confidentiality obligations no less onerous than those contained in this Agreement. Any breaches of the obligations of confidentiality contained in this agreement by such Affiliate shall be treated as a breach of such obligations by the party making the disclosure to or receiving through the Affiliate.

     7.8 Disclosure to Courts or by Law or Other Rules. Nothing in this Clause 7 shall preclude disclosure of any Confidential Information required by any court entitled by law to disclosure of the same, or which is required by law to be disclosed, provided that the Receiving Party promptly notifies the Disclosing Party when such requirement to disclose has arisen, to enable the Disclosing Party to seek an appropriate protective order and to make known to the said court the proprietary nature of the Confidential Information and to make any applicable claim of confidentiality in respect thereof. The Receiving Party agrees to co-operate in any appropriate action which the Disclosing Party may decide to take. If the Receiving Party is advised to make a disclosure in accordance with this Clause 7.8 it shall only make a disclosure to the extent to which it is obliged.

     7.9 Survival of Obligations. The provisions of this Clause 7 shall survive termination or expiry of this Agreement and shall continue for a period of ten years from the date of that termination or expiry.

     7.10 Continuation of the Confidentiality Agreement. The parties shall remain bound by the obligations in the Confidentiality Agreement, but in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the latter shall prevail.

8.   Duration and Termination

     8.1 Duration. This Agreement shall be deemed to have commenced on the Commencement Date and shall continue until Completion unless terminated in accordance with the provisions of Clause 8.2.

     8.2 Termination. Subject to Clause 9, this Agreement may be terminated in the following ways:

          (a) by mutual agreement at any time prior to Completion in the event that both parties agree that the Programme is not technically feasible;

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          (b)  by Insmed at any time by giving written notice to Avecia;

          (c) by either party forthwith if the other is in breach of this Agreement and does not rectify such breach within 30 days of receipt of written notice from the first party requiring rectification of the breach; or

          (d) by either party forthwith upon written notice if the other has a liquidator, receiver, manager receiver or administrator appointed, or ceases to continue trading or is unable to pay debts as defined in Section 227 of the Insolvency Act 1986 (England and Wales) or the equivalent occurs in any jurisdiction in which the other is resident or carried on business.

9.   Consequences of Termination

     9.1  Consequences. In the event of termination under Clause 8 above:


          (a) Insmed shall pay to Avecia all sums payable up to the date of termination but not yet paid;

          (b) if Avecia terminates for Insmed's unremedied breach or insolvency under Clauses 8.2(c) and (d), or if the Agreement is terminated by mutual agreement under Clause 8.2(a), or if Insmed terminates on notice under Clause 8.2(b), any moneys paid by Insmed to Avecia up to the date of termination shall be non-refundable;

          (c) if Avecia terminates for Insmed's unremedied breach or insolvency under Clauses 8.2(c) and (d), or if the Agreement is terminated on mutual agreement under Clause 8.2(a), or if Insmed terminates on notice under Clause 8.2(b), Insmed shall pay to Avecia:

               (i) all reasonable costs already incurred by Avecia in accordance with the Agreement at the date of termination or costs incurred by Avecia after termination which could not reasonably be avoided; provided, however, that in no event shall the sum of the amounts payable to Avecia under 9.1(a) and (c) and the amounts previously paid to Avecia hereunder exceed the total amount that would have been paid to Avecia if the Agreement had not been terminated and Avecia had performed this Agreement in full; and

               (ii) the Cancellation Fee (except if the Agreement is terminated on mutual agreement under 8.2(a)).

          (d) if Insmed terminates for Avecia's unremedied breach or insolvency under Clauses 8.2(c) or (d) above, Avecia shall refund to Insmed any monies paid to Avecia, less an agreed

                               - 19 - CONFIDENTIAL



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               sum in respect of work done by Avecia and not affected by the breach, taking into consideration the payments set out in Clause 3 and in the absence of agreement upon such sum the provisions of Clause 19 shall apply.

     9.2 Acquired Rights. Termination or expiry of this Agreement, for whatever reason, shall not prejudice the acquired rights of either party, including the right to payment for the Programme pursuant to Clause 3 (subject to Clause 9.1).

     9.3 Survival. The provisions of Clauses 3, 5, 6, 7 - 9, 11 - 17 and 19 shall survive the termination or expiry of this Agreement.

10.  Independent Contractor

     Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent or employer and employee between the parties. Each party agrees to perform under this Agreement solely as an independent contractor.

11.  Entire Agreement

     This Agreement together with the Confidentiality Agreement contains the entire agreement between the parties and supersedes any previous agreements (including the Letter of Intent) relating to the Programme and any understandings between the parties with respect thereto.

12.  Announcements And Publicity

     Either of the parties may make an official press release, announcement or other formal publicity relating to the transactions which are the subject of this Agreement, or any ancillary matter, unless the other party reasonably objects to the making of such publication. The party wishing to make such release, announcement or publicity shall provide a copy of the text thereof to the other party prior to release and the other party shall raise any objections as soon as possible but not later than fourteen days following receipt.

13.  Assignment

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors but shall not otherwise be assignable by either party, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that either party may assign this Agreement without consent by notice in writing to the other party, to its affiliates, or to a purchaser of the whole or part of the business to which this Agreement relates.

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14.  Variation

     No variation or amendment of this Agreement shall bind either party unless made in writing in the English language and agreed to in writing by duly authorised officers of both parties.

15.  Illegality

     If any provision of this Agreement is agreed by the parties to be illegal, void or unenforceable under any law that is applicable hereto or if any court of competent jurisdiction in a final decision so determines, this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree.

16.  Waiver

     A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

17.  Notices and Communications

     17.1 Formal Notices. Any formal notice required or permitted under this Agreement shall be in writing which may take the form of a letter or facsimile and shall be sent by prepaid post, facsimile, or hand delivery (including messenger service). The addresses for any such notice or other communication shall be those stated on the first page of this Agreement.

     17.2 Other Communications. In addition to the methods set out in Clause 17.1, any other communications between the parties may be made by telephone or by email.

     17.3 Change of Address. Any party may, at any time by written notice to the other parties, change the address or the facsimile numbers to which notices or other communications shall be sent. All notices and other communications shall have been duly given or made (i) when delivered by hand (including by messenger service) upon delivery or (ii) when delivered by post upon delivery or (iii) when faxed upon receipt of a legible copy by recipient and production of a satisfactory transmission report by sender confirming transmission of the fax in full to the appropriate number by the fax machine which sent the fax.

18.  Force Majeure

     Neither party shall be liable to the other party in any manner whatsoever for any failure or delay in performing its obligations under this Agreement if and to the extent, and for the duration, that such is due to Force Majeure.
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     Without prejudice to Clause 8, any said failure or delay shall not give either party the right to terminate this Agreement except, and to the extent that such Force Majeure continues for a period exceeding three (3) months. Termination as a result of Force Majeure shall take effect as if the Agreement had been terminated by mutual agreement under Clause 8.2(a). Insmed shall not be entitled to relief under this Clause 18 for any delay or failure in performing any of its payment obligations under this Agreement, or in the event of failure of the End Product in clinical trials.

19.  Law and Jurisdiction

     19.1 Governing Law. This Agreement is governed by and shall be construed and interpreted in accordance with, and any arbitration or court action hereunder shall apply, the laws of the State of New York. Any proceedings between the parties shall be conducted in the English language.

     19.2 Reference to Parties' Senior Representatives. Prior to any dispute, difference or disagreement concerning this Agreement proceeding to litigation through the Court pursuant to Clause 19.1 the parties shall seek first to resolve the matter via the Joint Programme Management Committee (Clause 2.6) without delay. If resolution is not reached within fifteen days, the matter shall be referred to the Vice-President, Avecia Fine Chemicals and the CEO of Insmed.

     19.3 Arbitration. Any matter or dispute arising out of or in connection with this Agreement which is not able to be resolved pursuant to Clause 19.2 shall be finally settled by commercial arbitration to be held in the State of New York. In appointing arbitrators, the parties shall consider the appointment of arbitrators capable of making decisions on the technical aspects of the Programme.

     19.4 Interim Steps. Neither of the parties shall be deemed to be precluded from taking such interim formal steps as may be considered necessary to protect such party's position while the procedures referred to in Clauses 19.2 and 19.3 are pursued.

     19.5 Other Proceedings. Notwithstanding anything contained in this Clause 19 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.


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IN WITNESS WHEREOF, the authorised representatives of the parties have executed this Agreement on the date written at the top of this Agreement.

For and on behalf of AVECIA LIMITED

Signature
          -------------------------
Name
          -------------------------
Position
          -------------------------

For and on behalf of INSMED INCORPORATED.

Signature
          -------------------------
Name
          -------------------------
Position
          -------------------------

                               - 23 - CONFIDENTIAL